UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party Other than the Registrant  ☐

Check the Appropriate Box

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12.

National Oilwell Varco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which the transaction applies;
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)
	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Appendix I – Amended and Restated National Oilwell Varco Long-Term Incentive Plan	I-1

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2016

DATE:	Wednesday, May 18, 2016
TIME:	10:00 a.m. (Houston time)
PLACE:	National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036

The 2016 annual meeting of stockholders (“Annual Meeting”) of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Wednesday, May 18, 2016, at 10:00 a.m. local time, for the following purposes:

•	To elect nine directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2016;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

•	To consider and act upon amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2016 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4).

The Board of Directors has set April 1, 2016 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on April 1, 2016, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 11, 2016

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date: Wednesday, May 18, 2016

Time: 10:00 a.m. (Houston time)

Place: National Oilwell Varco

7909 Parkwood Circle Dr.

Houston, Texas 77036

AGENDA:	Proposal 1: To elect nine nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To approve amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2016 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on April 1, 2016 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 11, 2016. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the nine nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the approval of the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 1, 2016, there were 377,066,012 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 188,533,007 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the nine director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4) will require the affirmative vote of the majority of the votes cast on the proposal. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 4, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 18, 2016.

The Company’s 2016 Proxy Statement and the Annual Report to Stockholders for the year ended 2015 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Roger L. Jarvis, Eric L. Mattson and William R. Thomas are nominees for directors for a one-year term expiring at the Annual Meeting in 2017, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2015 Annual Meeting, except Mr. Thomas, who joined the Board of Directors in November 2015 and except Mr. Hackett, who joined the Board of Directors in April 2016. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company.

The Company considered the following factors in determining that the board member should serve on the Board:

CLAY C. WILLIAMS, 53

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development, to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

GREG L. ARMSTRONG, 57

Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. From 2010 to 2013, he served as Chairman of the Board and Chief Executive Officer of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business, the outstanding minority interest of which was acquired by Plains All American in 2013. Mr. Armstrong is Finance Committee Chairman of the National Petroleum Council and is a director of the Federal Reserve Bank of Dallas and previously served as a director and Chairman of the Federal Reserve Bank of Dallas, Houston Branch.

Mr. Armstrong provides valuable service and experience to the Audit Committee, due to his experience serving as an auditor for a major accounting firm, approximately 31 years of being a certified public accountant (currently inactive) and eight years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He has also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

MARCELA E. DONADIO, 61

Ms. Donadio has been a Director of the Company since April 2014. She was Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role she was responsible for one of the firm’s most significant industry groups in the US and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves on the Board of Directors of Marathon Oil Corporation, an energy company.

Ms. Donadio provides valuable service and experience to the Audit Committee, due to her 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 65

Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 21 years of experience in investment banking and 15 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 34 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

JAMES T. HACKETT, 62

Mr. Hackett has been a Director of the Company since April 2016. Mr. Hackett is a Partner at Riverstone Holdings, LLC, an energy and power-focused private investment firm, based in New York. Prior to joining Riverstone Holdings, LLC in 2013, Mr. Hackett served as the Chairman of the Board from 2006 to 2013 and the Chief Executive Officer from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett serves on the Board of Directors of Enterprise Products Holdings, LLC and Riverstone Energy, Ltd.

Mr. Hackett provides valuable service and experience to the Audit Committee, due to his three years of experience in private equity and over 36 in the energy industry. Through the various leadership positions he has held with several publicly traded energy companies, Mr. Hackett has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975 and an MBA from Harvard Business School in 1979. Mr. Hackett has also gained valuable outside board experience from his previous tenures as a director of: Cameron International, Fluor Corp, Anadarko Petroleum Corporation, Bunge, Ltd., Halliburton Corporation, Federal Reserve Bank of Dallas and Temple-Inland, Inc.

DAVID D. HARRISON, 68

Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fiber cement technology company.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his 29 years of being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 45 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA degree. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.

ROGER L. JARVIS, 62

Mr. Jarvis has been a Director of the Company since February 2002. Since August 2012, he has served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States. Mr. Jarvis previously served as Chairman of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as Chairman, President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005.

Mr. Jarvis served as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for 10 years. Mr. Jarvis has extensive experience in the oil and gas exploration business involving the drilling, completion and production of oil and gas wells, both offshore and onshore. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact the Company’s business. He has also gained valuable outside board experience from his previous tenure as a director of the Bill Barret Corporation.

ERIC L. MATTSON, 64

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the EVP and Chief Financial Officer of SES Holdings, LLC, a privately held oil service company located in Gainesville, Texas. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.

Mr. Mattson has an MBA degree and 42 years of financial experience, including 23 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 33 years. He also has extensive mergers and acquisitions experience of over 33 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

WILLIAM R. THOMAS, 63

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas has been serving as the Chairman and CEO of EOG Resources, Inc. since January 2014. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG Resources, Inc., including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas has been with EOG Resources, Inc. and its predecessor companies since 1979.

Mr. Thomas provides valuable service and experience to the Audit Committee, due to his over two years of experience serving as a director of, and as the Chief Executive Officer of, EOG Resources, Inc. (EOG). Mr. Thomas has been with EOG and its predecessor companies for over 37 years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

Your Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met six times and the committees met a total of 15 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2015, as well as the number of meetings each committee held during 2015:

Director	Audit	Compensation	Nominating/Corporate Governance
Clay C. Williams
Greg L. Armstrong	M
Marcela E. Donadio	M		M
Ben A. Guill		C
James T. Hackett	M
David D. Harrison	C
Roger L. Jarvis			C
Eric L. Mattson		M	M
William R. Thomas	M	M
Number of Meetings Held in 2015	9	2	3

C:	Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Mr. Harrison (Chair), Mr. Armstrong, Ms. Donadio, Mr. Hackett and Mr. Thomas are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Guill (Chair), Mattson and Thomas are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Guill, Mattson and Thomas served on the Compensation Committee during 2015. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Mr. Jarvis (Chair), Ms. Donadio and Mr. Mattson are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 1, 2016, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX 77036, Attention: Craig L. Weinstock, Secretary. The notice must be received no later than April 21, 2016 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held nine (9) meetings in 2015, and at each regularly scheduled quarterly meeting met separately in executive session with both the internal audit vice president and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2016. The Audit Committee is responsible for audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2015 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chair

Greg L. Armstrong

Marcela E. Donadio

James T. Hackett

William R. Thomas

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2016. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2015 and 2014. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2015	2014
	(in thousands)
Audit Fees	$9,097	$8,685
Audit Related Fees(1)	$233	$305
Tax Fees(2)	$6,582	$9,423
All Other Fees	—	—
Total	$15,612	$18,413

(1)	Consists primarily of fees for audits of employee benefit plans.

(2)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters, including fees of $0 and $3.3 million in 2015 and 2014, respectively, for services related to the spin-off of the Company’s distribution business into an independent publicly traded corporation named NOW Inc.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS – PROPOSAL

NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2015, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 97% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of: stock options, restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning). We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

•	Incentive Plan awards are aligned with our performance: For 2015, the Company’s operating profit performance was below the “target” operating profit objective set under the 2015 annual incentive plan, therefore, four of the five named executive officers did not receive an incentive compensation bonus payout for 2015. However, there were individual businesses where the operating profit target entry point and other performance measures established for said businesses were met or exceeded. As a result, certain groups within the business segments received bonus payouts; this included Rig Systems and Rig Aftermarket. Therefore Mr. Rovig received an incentive compensation bonus payout for 2015.

•	Base salaries: In 2015, the Company made no adjustments to the base salary levels of its named executive officers, with the exception of Mr. Williams. In February 2015, Mr. Williams voluntarily reduced his base salary in light of market conditions in our industry.

Compensation Program Has Appropriate Long-term Orientation

•	Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year annual vesting requirements for options and three-year cliff vesting for performance based equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest until three years after the grant.

•	CEO Pay: CEO base salary level has generally been below the competitive peer median, in spite of the Company’s strong financial and operational performance over the past few years. Additionally, the CEO (Mr. Clay C. Williams) voluntarily reduced his base salary in February 2015 in light of market conditions in our industry.

•	Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for executive officers that help align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•	Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be recouped by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2016 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2015 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

APPROVAL OF AMENDMENTS TO THE LONG-TERM INCENTIVE PLAN — PROPOSAL

NO. 4 ON THE PROXY CARD

In 2005, the stockholders approved the National Oilwell Varco Long-Term Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan was proposed as a result of the Company’s merger with Varco International, Inc. and authorized 15,000,000 shares for issuance. In 2009, stockholders approved an amendment to the Equity Incentive Plan to increase by 10,500,000 the number of authorized shares available under the Equity Incentive Plan and in 2013, stockholders approved another amendment to increase the number of authorized shares available under the Equity Incentive Plan by 14,000,000.

As of April 1, 2016, of the 39,500,000 shares authorized for issuance under the Equity Incentive Plan, there were 1,054,375 shares remaining available for future grants under the Equity Incentive Plan. The Equity Incentive Plan is the only Company equity plan from which shares remain available for future grants. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the Equity Incentive Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; (ii) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and (iii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.

The Board has approved, and stockholders are being asked to approve, four primary amendments to the Equity Incentive Plan, as well as certain other amendments which clarify certain administrative and other provisions of the Equity Incentive Plan, each of which will be documented through a restatement of the Equity Incentive Plan (the “Restatement”). The proposed amended and restated Equity Incentive Plan, highlighting the proposed changes, is provided as Appendix I to this Proxy Statement. You should read Appendix I in its entirety, as the following summary of the proposed changes and the Equity Incentive Plan is not exhaustive.

First, the Company’s proposal would increase by 29,900,000 the number of authorized shares available for issuance under the Equity Incentive Plan – resulting in a total of 69,400,000 shares authorized under the Equity Incentive Plan. This increase would result in 30,954,375 shares being available for future grants, including the number of shares remaining available on April 1, 2016.

Second, the Company’s proposal would incorporate into the Equity Incentive Plan a fungible ratio concept, such that the issuance of options and SARs would reduce the number of available shares under the Equity Incentive Plan on a 1-for-1 basis, and the issuance of other awards would reduce the number of available shares under the Equity Incentive Plan on a 3-for-1 basis.

Third, the Company’s proposal would increase individual participant limits under the Equity Incentive Plan, increasing the share limit for share-denominated awards from 1,000,000 to 2,000,000 and the dollar limit for dollar-denominated awards from $2,000,000 to $4,000,000.

Fourth, the Company’s proposal would allow for participants to “net exercise” their options.

As of April 1, 2016, there were 377,066,012 shares of National Oilwell Varco common stock issued and outstanding. If the additional 29,900,000 of authorized shares is approved by the stockholders, the then 30,954,375 shares of our common stock that could be issued under the Equity Incentive Plan, as of April 1, 2016, would represent approximately 7.20% of the total number of shares of our common stock outstanding on a fully diluted basis as of such date. However, we expect in the future, to grant full value awards, such as restricted stock, which count against available shares under the Equity Incentive Plan on a 3-to-1 basis. Based on our historical grant practices, the potential mix of stock options and full value awards is 80% stock options and 20% full value awards on a unit basis. Therefore, we expect the actual dilution under the Equity Incentive Plan will be approximately 5.25%.

The Board is also asking the shareholders to re-approve the Equity Incentive Plan for purposes of Section 162(m) of the Code in order to permit certain awards that may be granted in the future under the Equity Incentive Plan to qualify as performance based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Code.

Reasons for Seeking Shareholder Approval

The Equity Incentive Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

Shareholder approval of the Restatement is required under the rules of the New York Stock Exchange applicable to the Company. If the Restatement to the Equity Incentive Plan is not approved, the Restatement will not go into effect. Awards may continue to be made under the Equity Incentive Plan in accordance with its terms as they existed prior to the Restatement until the shares remaining for Awards under the Equity Incentive Plan are exhausted.

Generally Section 162(m) of the Internal Revenue Code does not permit publicly traded companies to take a tax deduction for compensation in excess of $1 million that is paid to the chief executive officer or any of the three other highest compensated executive officers in a calendar year, unless that compensation is paid under a performance based plan that has been approved by the stockholders and satisfies certain other criteria. If our shareholders do not re-approve our Equity Incentive Plan at the Annual Meeting, we may continue to grant awards under the Equity Incentive Plan but those grants may not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and the deductibility of awards made to covered employees may be limited.

Securities Authorized for Issuance under Equity Compensation Plans

As of April 1, 2016, there were 21,870,456 shares reserved for issuance under the Equity Incentive Plan upon the vesting of performance awards/restricted stock grants and the exercise of existing option grants. As of April 1, 2016, there were 3,325,550 shares and 18,604,169 shares reserved for issuance under all Company equity plans (including the Equity Incentive Plan and all discontinued Company equity plans) upon the vesting of performance awards/restricted stock grants and the exercise of existing option grants, respectively. As of April 1, 2016, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans were $61.41 and 7.51 years, respectively.

As of April 1, 2016, there were 377,066,012 shares of National Oilwell Varco common stock issued and outstanding.

The following table sets forth information as of April 1, 2016, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of warrants and rights (a)	Weighted-average exercise price of outstanding rights (b)	Number of securities remaining available for equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	18,604,169	$61.41	1,054,375
Equity compensation plans not approved by security holders	—	—	—

Total	18,604,169	$61.41	1,054,375

(1)	Shares could be issued through equity instruments other than stock options, warrants or rights; however, none are anticipated during 2016.

Vote Required for Approval

Approval of the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan will require the affirmative vote of the majority of the votes cast on the proposal. An abstention will have the same effect as a vote “against” such proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the amendment to the Equity Incentive Plan.

Description of the Plan

The following summary describes briefly the principal features of the proposed amended and restated Equity Incentive Plan, and is qualified in its entirety by reference to the full text of the proposed amended and restated Equity Incentive Plan, which is provided as Appendix I to this Proxy Statement.

General Terms

The purpose of the Equity Incentive Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its affiliates to acquire an ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability, and by providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders. It is not possible to determine at this time the number of shares of Company common stock covered by options or restricted stock awards that may be granted in the future under the Equity Incentive Plan to any employee.

Administration

Generally, the Equity Incentive Plan will be administered by the Compensation Committee, which is and will be composed of independent directors of the Company. The Board will administer the Equity Incentive Plan as to awards to members of the Board. In addition, the Compensation Committee has the authority to delegate to one or more members of the Board or one or more officers of the Company the power to administer the plan as to employees, other than persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 162(m) of the Internal Revenue Code.

The Compensation Committee will have full authority, subject to the terms of the Equity Incentive Plan, to establish rules and regulations for the proper administration of the Equity Incentive Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards.

Eligibility

All employees, consultants and directors of the Company and its affiliates are eligible to participate in the Equity Incentive Plan. The selection of those employees, consultants and directors, from among those eligible, who will receive awards is within the discretion of the Compensation Committee.

Term of the Plan

The Equity Incentive Plan will terminate on February 20, 2023, after which time no additional awards may be made or options granted under the Equity Incentive Plan.

Number of Shares Subject to Equity Incentive Plan and Award Limits

A total of 30,954,375 shares will be available for future grants under the Equity Incentive Plan.

In connection with the granting of an option or SAR, the number of shares available for issuance under the Equity Incentive Plan shall be reduced by the number of shares in respect of which the option or SAR is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares available for issuance shall be reduced by the full number of SARs granted, and the number of shares available for issuance shall not thereafter be increased upon the exercise of the SARs and settlement in shares, even if the actual number of shares delivered in settlement of the SARs is less than the full number of SARs exercised. In connection with the granting of an award that is not an option or SAR, the number of shares available for issuance under the Equity Incentive Plan shall be reduced by a number of shares equal to the product of (i) the number of shares in respect of which the award is granted and (ii) 3. However, awards that by their terms do not permit settlement in shares shall not reduce the number of shares available for issuance under the Equity Incentive Plan.

Any shares that are tendered by a participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an award under the Equity Incentive Plan shall be added back to the number of shares available for issuance under the Equity Incentive Plan.

Whenever any outstanding option or other award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares, the number of shares available for issuance under the Equity Incentive Plan shall be increased by the number of shares allocable to the expired, forfeited, cancelled or otherwise terminated option or other award (or portion thereof). To the extent that any award is forfeited, or any option or SAR terminates, expires or lapses without being exercised, the shares subject to such awards will not be counted as shares delivered under the Equity Incentive Plan.

No participant may receive awards with respect to more than 2,000,000 shares in any calendar year. The maximum amount of awards denominated in cash that may be granted to any participant during any calendar year may not exceed $4,000,000.

Types of Awards

The Equity Incentive Plan permits the granting of any or all of the following types of awards (“Awards”): (1) stock options, (2) restricted stock, (3) performance awards, (4) phantom shares, (5) stock appreciation rights, (6) stock payments, and (7) substitute awards.

Stock Options

The term of each option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the Award agreement that evidences each option grant. The Compensation Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an option may vest and be exercised. The period during which an option is exercisable shall be set forth in the Award agreement. No portion of an option which is unexercisable at termination of the participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Compensation Committee either in the Award agreement or by action following the grant of the option. At the election of the Compensation Committee, any option may be exercised by an optionee with a “net exercise.”

The option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the option is granted, except for adjustments for certain changes in the Company’s common stock.

The Compensation Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of Company common stock owned by the optionee for at least six months prior to exercise (unless waived by the Compensation Committee), shares issuable upon option exercise, other securities or property, a note, withholding of shares, or by a combination thereof. The Equity Incentive Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless broker exercise of an option. No participant who is a member of the board of directors or an executive officer shall be permitted to pay the exercise price or tax withholding obligation of an option or any other Award in any method that would violate Section 13(k) of the Exchange Act.

Restricted Stock

Awards may be granted in the form of restricted stock (“Restricted Stock Award”). Restricted Stock Awards may be awarded in such numbers and at such times as the Compensation Committee may determine. Restricted Stock Awards will be subject to certain terms, conditions or restrictions, including vesting terms that may be linked to performance criteria or other specified criteria including passage of time.

The Compensation Committee may, in its discretion, waive any restrictions on any outstanding Restricted Stock Award as of a date determined by the Compensation Committee, but the Compensation Committee may not in general take any action to waive restrictions on a Restricted Stock Award that has been granted to a covered employee (within the meaning of Section 162(m) of the Internal Revenue Code) if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Performance Awards

The Compensation Committee may, in its sole discretion, grant Performance Awards under the Equity Incentive Plan that may be paid in cash, Company common stock, or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum dollar amount of each Performance Award, the performance goals which may be linked to performance criteria or other specified criteria, including passage of time, and the performance period over which the performance goals will be measured.

Following the end of the performance period, the Compensation Committee will determine and certify in writing the amount payable to the holder of the Performance Award based on the achievement of the performance goals for such performance period. Payment shall be made in cash and/or in shares of Company common stock, in a lump sum or in installments, following the close of the performance period or at such later deferral date elected by the participant, each as prescribed by the Compensation Committee.

The Compensation Committee, in its sole discretion, may designate that any Performance Award shall be an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Special rules will apply to those awards to the extent they are made to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code), as selected by the Compensation Committee, with such special rules generally intended to ensure that those awards will qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. For example, for such awards, no later than ninety days following the commencement of the performance period, the Compensation Committee will, in writing, designate one or more “covered employees,” select the performance criteria applicable to the performance period, and establish performance goals and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award which is designated as “qualified performance-based compensation” will be considered earned or vested until the Compensation Committee certifies in writing that the conditions to which the distribution, earning or vesting of such award is subject have been achieved. The Compensation Committee may not increase during a year the amount of any Performance Award designated as “qualified performance-based compensation” that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments provided for by such award’s terms.

Phantom Shares

Phantom Shares under the Equity Incentive Plan are awards of, or rights to receive amounts equal to, a specified number of shares of Company common stock over or following a specific period of time. Such awards may be subject to fulfillment of conditions, which may be linked to performance criteria or other specified criteria, including the passage of time, if any, as the Compensation Committee may specify.

Payment of Phantom Shares may be made in cash, Company common stock, or a combination thereof and shall be paid in a lump sum or installments, following the close of the performance period or at such later deferral date elected by the participant each as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the Company common stock on the payment date.

Stock Appreciation Rights

The Compensation Committee may grant to employees, consultants and directors Stock Appreciation Rights (“SAR”), which consist of a right to receive amounts equal to the share appreciation in the Company’s common stock over a specified period of time. The payment may be made in shares of Company common stock, cash or both. A SAR may be granted (1) in connection and simultaneously with the grant of an option, (2) with respect to a previously granted option, or (3) independent of an option.

Stock Payments

Stock Payments may be awarded in such number of shares of Company common stock and may be based upon performance criteria or other specific criteria, if any, as determined appropriate by the Compensation Committee, determined on the date such Stock Payment is made or on any date thereafter. Stock Payments may be made as part of any bonus, deferred compensation or other arrangement, in lieu of all or any portion of such compensation.

Substitute Awards

The Compensation Committee may also grant to individuals who become employees, consultants or directors of the Company or its subsidiaries in connection with a merger or other corporate transaction awards under the Equity Incentive Plan in substitution of an award such person may have held under his or her prior employer’s plan. It is expected that a substitute award will have substantially the same terms as the award it replaces.

Dividend Treatment for Performance Based Awards

Distributions on shares of Company common stock underlying performance awards or awards with performance criteria, including dividends and dividend equivalents, will accrue and be held by the Company without interest until the award with respect to which the distribution was made becomes vested or is forfeited and then paid to the award recipient or forfeited, as the case may be.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the grant, vesting and exercise of stock options under the Equity Incentive Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to the “Company” in this summary mean National Oilwell Varco, Inc., or any affiliate of National Oilwell Varco, Inc. that employs or receives the services of a recipient of an award under the Equity Incentive Plan. Individuals receiving option awards under the Equity Incentive Plan should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Options granted under the Equity Incentive Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs, as described below.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of the award of an incentive stock option. In addition, an optionee will not recognize any taxable income at the time of the exercise of an incentive stock option (although taxable income may arise at the time of exercise for alternative minimum tax purposes) if the optionee has been an employee of the Company at all times beginning with the option award date and ending three months before the date of exercise (or twelve months in the case of termination of employment due to disability). If the optionee has not been so employed during that time, the optionee will be taxed as described below for non-statutory stock options. If the optionee disposes of the shares purchased through the exercise of an incentive stock option more than two years after the option was granted and more than one year after the option was exercised, then the optionee will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the optionee disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the optionee will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of (i) the fair market value of the shares disposed of on the date of exercise over (ii) the exercise price paid for those shares. Any additional gain realized by the optionee on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee. The Company will generally be entitled at the time of the disqualifying disposition to a tax deduction equal to that amount of ordinary income reported by the optionee.

Non-Statutory Options

An optionee will not recognize any taxable income at the time of the award of a non-statutory option. The optionee will recognize ordinary income in the year in which the optionee exercises the option equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required at that time to satisfy the tax withholding requirements applicable to such income. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the optionee at the time he or she disposes of those shares. The Company will generally be entitled to an income tax deduction at the time of exercise equal to the amount of ordinary income recognized by the optionee at that time.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any taxable year with respect to each “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established performance goals established by the Compensation Committee, is not considered in determining whether a covered employee’s compensation exceeds $1,000,000.

The Equity Incentive Plan’s terms allow the Compensation Committee to designate that an award shall be subject to performance criteria that will permit the award to satisfy the requirements of Section 162(m) of the Internal Revenue Code. For this purpose, the “performance criteria” shall include one or more of the following business criteria with respect to the Company, any subsidiary or any division, operating unit or product line: (1) net earnings (either before or after interest, taxes, depreciation and/or amortization), (2) sales, (3) revenue, (4) net income (either before or after taxes), (5) operating profit, (6) earnings, (7) cash flow (including, but not limited to, operating cash flow and free cash flow), (8) cash flow, (9) return on capital, (10) return on net assets, (11) return on stockholders’ equity, (12) return on assets, (13) return on capital, (14) stockholder returns, (15) return on sales, (16) gross or net profit margin, (17) customer or sales channel revenue or profitability, (18) productivity, (19) expense, (20) margins, (21) cost reductions, (22) controls or savings, (23) operating efficiency, (24) customer satisfaction, (25) corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), (26) working capital, (27) strategic initiatives, (28) economic value added, (29) earnings per share, (30) earnings per share from operations, (31) price per share of stock, and (32) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual or nonrecurring events affecting the Company or its financial statements or (ii) changes in applicable laws, regulations or accounting principles. Our stock option and performance-based restricted stock award grants are designed to be “performance-based compensation.”

Prohibition on Deferred Compensation

No award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Compensation Committee specifically determines otherwise, and the Equity Incentive Plan and the terms and conditions of all awards shall be interpreted accordingly. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto, shall be set forth in the applicable award agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any award issued under the Equity Incentive Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Compensation Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto.

Miscellaneous

The Compensation Committee may amend or modify the Equity Incentive Plan at any time; provided, however, that stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (2) to increase the number of shares available, or (3) to permit the exercise price of any outstanding option or SAR be reduced or for an “underwater” option or SAR to be cancelled and replaced with a new Award or cash. The Company’s Corporate Governance Guidelines do not permit the repricing of options.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and William R. Thomas.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, we noted that the variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2015, all members of the Board were in attendance at the annual meeting, except Mr. Thomas, who joined the Board of Directors in November 2015 and except Mr. Hackett, who joined the Board of Directors in April 2016.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 3, 2015, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 19, 2016, the Company filed its 2015 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 53

For a detailed description of Mr. Williams’ background, please refer to page 6.

JOSE A. BAYARDO, 44

Mr. Bayardo has served as the Company’s Senior Vice President and Chief Financial Officer since August 2015. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a MBA from the Kellogg Graduate School of Management at Northwestern University.

SCOTT K. DUFF, 48

Mr. Duff has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since July 2014. Mr. Duff holds a Bachelor of Business Administration in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant. He held accounting positions at KPMG, Ernst & Young, and SBC before joining National Oilwell in 2004. Mr. Duff previously served as the Company’s Vice President of Internal Audit from 2005 to June 2014.

JOSEPH W. ROVIG, 55

Mr. Rovig has served as the President of Rig Systems & Rig Aftermarket since March 2014. Mr. Rovig has over 36 years of experience in the oilfield, where he started out as a roughneck. Mr. Rovig joined the Company in 2002 and has had several positions over the years, most recently as Senior Vice President, Offshore Drilling Equipment.

CRAIG L. WEINSTOCK, 57

Mr. Weinstock has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School. Before joining National Oilwell Varco, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of National Oilwell Varco on a variety of matters. Since joining National Oilwell Varco in October 2013, Mr. Weinstock has served as National Oilwell Varco’s Vice President, Chief Compliance Officer and Vice President of Internal Audit.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2015. The number and percentage of shares of common stock beneficially owned is based on 375,764,794 shares outstanding as of December 31, 2015.

5% Owners	No. of Shares	Percent of Class
BlackRock, Inc. (1)	27,094,830	7.20%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	23,306,180	6.20%
100 Vanguard Blvd.
Malvern, PA 19355
Dodge & Cox (3)	21,275,670	5.70%
555 California Street, 40th Floor
San Francisco, CA 94104
First Eagle Investment Management, LLC (4)	20,768,045	5.53%
1345 Avenue of the Americas
New York, NY 10105
State Street Corporation (5)	19,498,221	5.20%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Shares owned at December 31, 2015, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2016 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc. BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.
(2)	Shares owned at December 31, 2015, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group. Within The Vanguard Group there are the following subsidiaries: Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”).
(3)	Shares owned at December 31, 2015, as reflected in the Schedule 13G filed with the SEC on February 12, 2016 by Dodge & Cox.

(4)	Shares owned at December 31, 2015, as reflected in the Schedule 13G filed with the SEC on February 4, 2016 by First Eagle Investment Management, LLC.
(5)	Shares owned at December 31, 2015, as reflected in the Schedule 13G filed with the SEC on February 16, 2016 by State Street Corporation. Within the State Street Corporation group are the following subsidiaries: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia, Limited, State Street Global Advisors (Asia) Limited, State Street Global Advisors France, S.A. and State Street Global Advisors (Japan) Co., Ltd.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 1, 2016 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 377,066,012 shares outstanding as of April 1, 2016. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 1, 2016 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	38,895	25,711	*
Jose A. Bayardo	100,863	0	*
Marcela E. Donadio	5,716	0	*
Scott K. Duff	24,267	43,152	*
Ben A. Guill	72,131	0	*
James T. Hackett	0	0	*
David D. Harrison	40,087	25,711	*
Roger L. Jarvis	47,486	25,711	*
Eric L. Mattson	56,909	25,711	*
Joseph W. Rovig	20,278	62,549	*
William R. Thomas	0	0	*
Craig L. Weinstock	20,290	36,569	*
Clay C. Williams	219,690	512,497	*
All current directors and executive officers as a group (13 persons)	646,612	757,611	*

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in trusts, brokerage accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the peer group of oilfield service companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2015 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options and performance share awards (long-term incentives).

2015 Performance Overview

The price of oil declined significantly during early 2015, remained depressed throughout the year, and underwent another major reduction toward the end of 2015. In response to deteriorating market conditions, rig counts rapidly declined in 2015 and operators acutely reduced both their operating and capital expenditures. As a result, orders for our equipment and services slowed and our revenues and profits decreased.

In 2015, the Company earned $1.1 billion in net income, or $2.80 per fully diluted share, excluding other items. Earnings per fully diluted share decreased 54% from prior year levels of $2.6 billion, or $6.07 per fully diluted share.

Financial and operational metrics for 2015 include:

•	Total revenue in 2015 was $14.76 billion, representing a 31% decrease from 2014;

•	Excluding other items, operating profit was $1.63 billion, representing a decrease of 57% from 2014;

•	Excluding other items, EBITDA was $2.3 billion, representing a decrease of 50% from 2014;

•	The Company repurchased 44.0 million shares for $2.2 billion; and

•	The Company’s capital equipment backlog finished 2015 at $7.0 billion.

As a result, based on our pay for performance philosophy, our annual incentive awards did not pay out in 2015. See further discussion below.

Named Executive Officers

The following is a list of our named executive officers by name and position, as of December 31, 2015:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Joseph W. Rovig	President – Rig Systems & Rig Aftermarket
Craig L. Weinstock	Senior Vice President, General Counsel and Secretary
Scott K. Duff	Vice President, Corporate Controller and Chief Accounting Officer

On April 21, 2015, the Company announced the resignation of Mr. Jeremy D. Thigpen, its Senior Vice President and Chief Financial Officer, in order to become Chief Executive Officer of Transocean Ltd. Additionally, effective April 21, 2015, Mr. Scott K. Duff, the Company’s then Vice President, Corporate Controller and Chief Accounting Officer, was selected to serve as the Company’s Interim Chief Financial Officer until a permanent replacement was named.

On August 31, 2015, the Company announced that Mr. Jose A. Bayardo had been named Senior Vice President and Chief Financial Officer effective August 28, 2015. Mr. Bayardo succeeded Mr. Duff, who continues to serve as the Company’s Vice President, Corporate Controller and Chief Accounting Officer.

On August 28, 2015, the Company entered into an executive employment agreement and a severance agreement with Mr. Bayardo, the terms of which are consistent with the form executive employment agreement and form severance agreement entered into with each of the Company’s other executive officers. Mr. Bayardo’s target percent for the 2015 Annual Incentive Plan was 80% of base salary, while his target percent for the 2015 NVA Incentive Plan Overlay was 15% of base salary. In consideration of forfeited equity awards from his previous employment, Mr. Bayardo also received a replacement award of 75,000 shares of restricted stock pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, which will vest 25% beginning on the first anniversary of the grant date, 25% on the second anniversary of grant date and 50% on the third anniversary of grant date.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .	What We Do Not Do . . .
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites
☑ Tie significant levels of compensation to key corporate and individual goals	☒ No Guaranteed Annual or Multi-Year Bonuses
☑ Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒ No Repricing of Underwater Stock Options
☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and never on unearned portion of awards)
☑ Stock Ownership Guidelines for executives and directors	☒ No significant compensation in the form of perquisites for executives
☑ Varied performance metrics under short-term and long-term incentive plans
☑ Double Trigger Provisions for Change in Control
☑ Independent Consultant Reports Directly to the Compensation Committee
☑ Review Tally Sheets When Making Executive Compensation Decisions
☑ Mitigate Undue Risk in Compensation Programs

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary that is not dependent on the performance or results of the Company to provide a certain amount of financial certainty to its executives. While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation and thus executives are incentivized to increase the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.

The Company seeks to strike a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. To reinforce the importance of balancing these perspectives, the Company’s executives are provided compensation in the form of both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance share awards emphasize financial performance, both absolute and relative.

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide meaningful financial rewards to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during more challenging economic times when the Company’s performance may not be as strong.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as our Chief Executive Officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

Competitive Positioning

The Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

The Compensation Committee has taken steps to position our senior executives’ total target compensation closer to our peer group median over the past several years.

The Company’s peer group, as approved the Compensation Committee, is as follows:

Anadarko Petroleum Corporation	Apache Corporation	Baker Hughes, Inc.
Cameron International Corporation	Cummins Inc.	Danaher Corporation
Devon Energy Corporation	Dresser-Rand Group, Inc.	FMC Technologies Inc.
Halliburton Co.	Illinois Tool Works Inc.	Schlumberger Ltd.
Transocean Ltd.	The Williams Companies, Inc.	Weatherford International Ltd.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to conduct its annual competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity and share usage and dilution. F.W. Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. F.W. Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by F.W. Cook, the Compensation Committee, in consultation with the Company and F.W. Cook, determined that target total direct compensation levels for the Company’s named executive officers are below a competitive range of the peer median. The base salary of the President of Rig Systems & Rig Aftermarket (Mr. Rovig) was consistent with functional matches of comparable revenue responsibility. For the CEO and the (former) CFO, long-term incentive compensation was near the peer median; the remaining named executive officers were near or below the 25th percentile of their respective benchmarks.

The Company’s overhang from outstanding grants was near the peer 75th percentile and total overhang, which includes shares available for future grants, was between the peer 25th percentile and median at December 31, 2014. The Company’s overhang from outstanding grants is largely driven by outstanding stock options, which remain in the calculation until exercised (versus restricted stock which drops out of overhang once vested).

Components of Compensation

The following describes the elements of the Company’s compensation program for 2015, why the elements were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on numerous factors including tenure, individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having F.W. Cook conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Compensation Committee does not establish specific, individual goals for the Company’s named executive officers, other than the Chief Executive Officer (see “Compensation of the Chief Executive Officer” below for a discussion of the Chief Executive Officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the Chief Executive Officer (other than with respect to himself). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In February 2015, the Compensation Committee reviewed with F.W. Cook the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers, the scope and size of the Company and the financial and operating performance of the Company during 2014, and each named executive officer’s roles and responsibilities. Based on these factors, none of the Company’s named executive officers received salary increases in 2015. The Compensation Committee noted that named executive officers’ base salaries were within a competitive range of the market median for their positions. The Compensation Committee accepted Mr. Williams’ request for an 11% reduction in his base salary, in recognition of the challenging operating environment forecasted for 2015.

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent deployment of capital, and provide competitive compensation packages to attract and retain high quality management talent.

Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2015, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if the Company achieved certain pre-established operating profit goals based on the Company’s financial plan. The Company’s annual financial plan, including the Company’s target operating profit level, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year.

All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including segment presidents, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business segment performance. Annual bonus awards for Messrs. Williams, Bayardo, Weinstock and Duff are 100% tied to the operating profit of the Company. Mr. Rovig’ s annual bonus award is tied 50% to the operating profit of the Company and 50% to the operating profit and other performance goals of Rig Systems and Rig Aftermarket.

The designated performance objective under the 2015 incentive plan is the Company’s operating profit. Each participant is assigned a target level percentage bonus, which ranges from 5% to 125% of salary, depending on the level of the participant. There are three multiplier levels of the target level percentage bonus set under the incentive plan using this single performance metric – minimum (10%), target (100%) and maximum (200%). Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target level percentage bonus is earned. The target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target operating profit is reached by the Company. For the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in a linearly interpolated payout.

Historically, the Compensation Committee has used operating profit as the designated performance objective under the annual incentive plan. The “target” objective is set at the operating profit level provided under the Company’s annual financial plan approved by the Board. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are as forecasted by the Company at the beginning of the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective, so that the “minimum” objective is 80% of the “target” objective and the “maximum” objective is 110% of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows:

(i)	the threshold goal to be set at a level that the Company can achieve even if forecasted market conditions are not as favorable as anticipated and/or the Company’s operational plan is not executed as efficiently as planned

(ii)	the maximum goal to be set at a level that would be very challenging for the Company to achieve. The Compensation Committee believes that, for the maximum goal to be achieved, a combination of market conditions being more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance. The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.

Payouts are calculated by multiplying (A) the performance result multiplier which can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum), depending on operating profit performance by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level).

The formula below demonstrates how annual cash incentive payouts are calculated:

Base Salary x Target Incentive Opportunity x Company Performance Result

The following table sets forth each named executive officer’s target annual incentive opportunity and the actual bonus payout based on the Company’s 2015 financial results:

Name	Target 2015 Incentive Opportunity (as a % of base salary)	Actual 2015 Annual Incentive Bonus Payout
Clay C. Williams	125%	$0
Jose A. Bayardo	80%	$0
Joseph W. Rovig	80%	$122,323
Craig L. Weinstock	80%	$0
Scott K. Duff	75%	$0
Jeremy D. Thigpen	100%	$0	*

*	Mr. Thigpen’s participation level was 100%, however he did not receive a bonus payout from the Company for 2015 because he was not employed by the Company at the end of December 31, 2015.

Based on the Company’s financial results - the Company’s actual operating profit for 2015 was below the threshold operating profit goal set under the 2015 annual incentive plan, therefore, four of the five named executive officers did not receive an incentive compensation bonus payout for 2015. However, there were individual businesses where the operating profit target entry point and other performance measures established for said businesses were met or exceeded. As a result, certain groups within the business segments received bonus payouts. This included Rig Systems and Rig Aftermarket; therefore Mr. Rovig received an incentive compensation bonus payout of $122,323.

NVA Incentive Compensation Plan Overlay

On February 25, 2015, the Compensation Committee, with the consultation of F.W. Cook, also approved the Company’s 2015 NVA Incentive Compensation Plan Overlay (the “NVA Incentive Plan Overlay”). The objective of the NVA Incentive Plan Overlay is to enhance awareness of and participation in the Company’s “Value Creation Initiative” by providing additional incentive compensation awards based on the participant’s contribution to improving the Company’s “NVA” (NOV Value Added). NVA is an amount equal to (a) net earnings before interest, taxes, depreciation and amortization less (b) taxes and an amount equal to a required return on assets, as established by the Compensation Committee.

The NVA Incentive Plan Overlay was in addition to the 2015 Annual Incentive Plan. The NVA Incentive Plan Overlay participation level percentage was 15% of base salary for some participants and 10% for others. The performance period for the NVA Incentive Plan Overlay was January 1, 2015 to December 31, 2015. Participants in the 2015 NVA Bonus consist of a group of senior and executive management, including all the current named executive officers.

The formula below demonstrates how the NVA Incentive Plan Overlay payouts are calculated:

Base Salary x NVA Target Incentive Opportunity x Weighted NVA Bonus Multiple (not to exceed 200%).

Each participant’s Weighted NVA Bonus Multiple is based on their level within the Company: a corporate level participant’s multiple is based 100% on National Oilwell Varco Consolidated NVA; a business segment level participant’s multiple is based 50% on National Oilwell Varco Consolidated NVA and 50% on Business Segment NVA; and a business unit level participant’s multiple is based 25% on National Oilwell Varco Consolidated NVA, 25% on Business Segment NVA and 50% on Business Unit NVA.

The Weighted NVA Bonus Multiples for Messrs. Williams, Bayardo, Weinstock and Duff are based 100% on National Oilwell Varco Consolidated NVA. Mr. Rovig’s Weighted NVA Bonus Multiple is based 50% on National Oilwell Varco Consolidated NVA and 50% on Rig Systems and Rig Aftermarket NVA.

The NVA Incentive Plan Overlay is divided into three award opportunity levels - floor, target, and maximum. Floor level payout of zero for each component is triggered if the relevant weighted NVA is at or below the floor level established by the Compensation Committee. The target incentive amount is earned when the relevant weighted NVA is at the target level, and the maximum incentive amount is earned when the weighted NVA is at or above the maximum level. Results falling between floor and target, and target and maximum will result in a linearly interpolated payout. Additionally, if operating profit does not equal or exceed 60% of the operating profit target performance set for the Company’s 2015 annual incentive plan, the NVA Incentive Plan Overlay bonus will be zero.

The following table sets forth each named executive officer’s participation level and the actual NVA Incentive Plan Overlay bonus payout based on the Company’s 2015 financial results:

Name	Target 2015 NVA Incentive Plan Overlay (as a % of base salary)	Actual 2015 NVA Bonus Payout
Clay C. Williams	15%	$0
Jose A. Bayardo	15%	$0
Joseph W. Rovig	15%	$28,797
Craig L. Weinstock	15%	$0
Scott K. Duff	15%	$0
Jeremy D. Thigpen	15%	$0	*

*	Mr. Thigpen’s participation level was 15%, however he did not receive an NVA bonus payout from the Company for 2015 because he was not employed by the Company at the end of December 31, 2015.

Based on the Company’s 2015 financial results - the Company’s performance fell short of the floor level for 2015 on a consolidated basis; therefore, four of the five named executive officers did not receive an incentive compensation bonus payout for 2015. However, some of our business units achieved levels between floor and target, including Rig Systems & Rig Aftermarket. Consequently, Mr. Rovig received an NVA bonus payout of $28,797.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits and help balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other.

Under the 2015 long-term incentive compensation program, each named executive officer’s long-term incentive compensation opportunity was provided in the form of stock options and performance shares.* The table below provides perspective on why this combination of vehicles is deemed appropriate for our most senior leaders:

Stock Options	Performance Shares

-      Competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value

-      Ultimate value is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant.

-      Requires option holder to remain employed during the period required for the option to “vest”, thus servicing as a retention tool

-      At-risk component of compensation that focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation

-      Helpsreduce the Company’s long-term incentive compensation reliance on stock price movements and allows for focus on key operational measures

-      Linksthe Company’s performance to key financial metrics that over the long-term should result in stockholder value creation

-      Providesfor long-term incentives more comparable to those awards used by the Company’s peers and tied to multi-year performance goals

-      Payoutsbased on two measures (one internal and one relative) to ensure balance

-      At-riskcomponent of compensation that focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation

*	In consideration of forfeited equity awards from his previous employment, Mr. Bayardo received a replacement award in the form of a grant of 75,000 shares of restricted stock pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, which will vest 25% beginning on the first anniversary of the grant date, 25% on the second anniversary of grant date and 50% on the third anniversary of grant date.

The Company grants stock options and performance share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options and performance share awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award. Option grants and performance share award grants must be reviewed and approved by the Compensation Committee.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results relative to its peers. The Company believes that stock option and performance share award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Based on the foregoing, on February 25, 2015, the Compensation Committee approved the grant of stock options and performance share awards to the Company’s executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, other than its Chief Executive Officer, as follows:

Name	Securities Underlying Options (#)	Performance Awards (Target # of Shares)
Jeremy D. Thigpen	109,300	28,000
Joseph W. Rovig	74,200	19,000
Craig L. Weinstock	54,700	14,000
Scott K. Duff	37,100	9,500

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($54.74 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Performance Share Awards

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two equal, independent parts that are subject to two separate performance metrics: 50% with a TSR (total shareholder return) goal and 50% with an internal ROC (return on capital) goal.

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of the OSX index and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. OSX Comparator Group
Maximum	200%	75th percentile or greater
Target	100%	50th percentile
Minimum	50%	25th percentile
No Payout	0%	Below the 25th percentile

Results falling between minimum and target and target and maximum will result in a linearly interpolated payout.

Performance against the ROC goal is determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee. The following table summarizes the payout levels on the ROC portion of the award based on the Company’s ROC performance against the ROC goal:

Level	Payout %	Actual ROC Performance
Maximum	200%	18.15% or higher
Target	100%	16.5%
Minimum	50%	13.2%
No Payout	0%	Less than 13.2%

Results falling between the stated thresholds of minimum, target and maximum will result in a linearly interpolated payout.

Compensation of the Chairman and Chief Executive Officer in 2015

The Compensation Committee determines the compensation of the Chief Executive Officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Williams’ compensation for 2015 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options and performance share awards.

In considering the salary level for our Chief Executive Officer, the Compensation Committee, generally on an annual basis, reviews the compensation level of peer group chief executive officers and also considers our chief executive officer’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for Mr. Williams for each fiscal year. For 2015, Mr. Williams’ performance was measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Williams’ efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	deliver the Company’s annual operating plan;

•	monitor the Company’s backlog by focusing on on-time deliveries, quality and customer satisfaction;

•	utilize in an efficient manner Board approved capital expenditures;

•	ensure that the Company’s operational capabilities are properly structured;

•	identify and execute on strategic growth opportunities;

•	execute Sarbanes-Oxley 404 compliance;

•	monitor the Company’s sustainability practices by striving to make operations more effective from a safety and environmental standpoint;

•	continue training throughout the Company to ensure best in class management development processes; and

•	refine strategic goals of the Company for the future.

The Compensation Committee reviewed such goals and objectives against Mr. Williams’ and the Company’s performance, and determined that Mr. Williams had achieved each of his pre-established goals and objectives, despite difficult market conditions within the Company’s industry. The Compensation Committee took Mr. Williams’ successful achievement of his goals into consideration when reviewing his compensation in 2015.

In February 2015, based on this review, Mr. Williams received an option to purchase 310,053 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 82,833 performance share awards, with terms consistent with the performance share awards granted to the other executives described above. Mr. Williams was not paid a bonus under the Annual Incentive Plan because the Company’s 2015 operating profit performance was below the “target” operating profit objective set under the 2015 Annual Incentive Plan. Mr. Williams voluntarily reduced his base salary from $900,000 to $800,000 in light of market conditions in our industry.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The

401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company for the first 4% of the employee’s eligible compensation. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary, depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 24 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provided the Company’s employees the option to invest directly in the Company’s stock until January 1, 2016, when the Company stock fund was closed to new contributions and transfers of monies into the fund. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to

•	allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s annual incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On February 15, 2013, the Compensation Committee approved an amendment to the Company’s Long-Term Incentive Plan to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

On such date, the Compensation Committee also approved a similar clawback type provision be added to the Company’s Annual Incentive Plan.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman & CEO	6X
President & COO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. All of the Company’s named executive officers are currently in compliance with the Company’s stock ownership guidelines.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate F.W. Cook.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from the Company as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Recent Developments

In May 2015, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our say-on-pay resolution. As a result, the Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

Base Salary

On February 24, 2016, the Compensation Committee, with the consultation of F.W. Cook, reviewed the base salaries of the Company’s executive officers. The Company proposed that the base salaries of the Company’s executive officers remain at current levels with no adjustments, which the Compensation Committee approved.

Annual Incentive Award

On February 24, 2016, the Compensation Committee approved the performance terms of the 2016 National Oilwell Varco Incentive Plan (the “2016 Incentive Plan”), which include several important changes from the terms described under “Annual Incentive Award” above.

The Compensation Committee shifted the performance measure from achievement of specified levels of operating profits to achievement of specified levels of EBITDA (operating profit before depreciation and amortization). The Compensation Committee believes EBITDA is a more accurate measurement of the Company’s financial performance and profitability because it removes the impact of interest expense and depreciation from the analysis, which can distort net income. The Compensation Committee also lowered the entry level from 80% to 60% of target EBITDA and increased the maximum EBITDA level from 110% to 140% of target EBITDA.

The Compensation Committee also approved the addition of NVA as an additional performance measure for certain participants of the 2016 Plan. As described under “Annual Incentive Award” above, NVA was introduced to the Company’s senior management group in 2015 to raise awareness of capital efficiency across the organization.

The Compensation Committee also agreed to set the following new participation levels percentages for the Company’s named executive officers under the 2016 Incentive Plan: Mr. Williams – 140%, Messrs. Bayardo, Rovig and Weinstock – 95% and Mr. Duff – 90%). The foregoing participation levels percentages include both the EBITDA performance measure and the NVA performance measure.

Stock Options, Restricted Stock and Performance Share Awards

On February 24, 2016, the Compensation Committee approved the grant of stock options and performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Stock Options (#)	Restricted Stock Awards (#)	Performance Awards (Target # of Shares)
Clay C. Williams	697,674	79,674	74,703
Jose A. Bayardo	224,215	25,863	24,249
Joseph W. Rovig	149,477	17,242	16,166
Craig L. Weinstock	134,529	15,518	14,549
Scott K. Duff	112,108	12,932	12,125

The exercise price of the stock options is $28.24 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of 10 years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The restricted stock awards granted by the Company shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance awards can be earned by the executives only if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period, exceeds certain levels. The payout levels on the performance awards are based on the relative performance of the Company’s TSR performance when compared with the members of the OSX, as described under “Long-Term Incentive Compensation” above.

The Compensation Committee granted these awards and implemented the new TSR-based performance criteria for the performance awards to provide for long-term incentive comparable to those awards used by the Company’s peers and to support the attraction, retention and motivation of the executive officers. The Compensation Committee believes this approach aligns with shareholder interests while providing a strong and necessary retention device for our executive officers.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2016 Proxy Statement.

Members of the Compensation Committee

Ben A. Guill, Committee Chair

Eric L. Mattson

William R. Thomas

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into new executive employment agreements with Mr. Williams, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. On August 28, 2015, the Company entered in an executive employment agreement with Mr. Bayardo. Under the employment agreement, Messrs. Williams, Bayardo, Rovig, Weinstock and Duff are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three years after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years. Additionally, the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus ninety days, the executive’s unvested time-based restricted stock awards shall be 100% vested, and the executive’s unvested performance based equity awards will continue until the original vesting date on a pro-rated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•	the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy five miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties.

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement.

•	any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company also entered into new severance agreements with Mr. Williams, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. On August 28, 2015, the Company entered in a severance agreement with Mr. Bayardo. The severance agreement shall only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement shall remain in effective until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•	the Company’s requiring the executive to be based at any office or location more than seventy five miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $162,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements and Severance Agreements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers if: (1) the Company terminates the executive’s employment with the Company other than for cause, death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Williams, Mr. Bayardo, Mr. Rovig, Mr. Weinstock and Mr. Duff are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2015.

Executive Benefits/Payments under the Employment Agreement(1)	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance(2)	$3,600,000	$2,340,000	$1,980,000	$1,785,000	$1,260,000
Continuing medical benefits(3)	$34,124	$29,902	$37,581	$39,381	$43,952
Value of Unvested Stock Options(4)	$0	$0	$0	$0	$0
Value of Unvested Time-Based Restricted Stock(5)	$762,735	$2,511,750	$39,954	$159,814	$159,814
Value of Unvested Performance-Based Restricted Stock(6)	$0	$0	$0	$0	$0
Value of Unvested Performance Awards(6)	$5,477,256	$0	$963,507	$468,860	$318,155
Total	$9,874,115	$4,881,652	$3,021,042	$2,453,055	$1,781,921

(1)	The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2015. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2015. Value of unvested stock options, restricted stock awards and performance awards is based on a share price of $33.49, the Company’s closing stock price on December 31, 2015.

(2)	Cash severance is an amount equal to 2 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%, Weinstock - 75%, Duff - 75%).
(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(5)	Unvested time-based restricted stock will be 100% vested upon Termination.
(6)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2015.

Executive Benefits/Payments under the Severance Agreement(1)	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance(2)	$1,800,000	$1,170,000	$990,000	$892,500	$630,000
Value of Unvested Time-Based Restricted Stock(3)	$762,735	$2,511,750	$39,954	$159,814	$159,814
Total	$2,562,735	$3,681,750	$1,029,954	$1,052,314	$789,814

(1)	The table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2015. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2015. Value of restricted stock is based on a share price of $33.49, the Company’s closing stock price on December 31, 2015.
(2)	Cash severance is an amount equal to 1 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%, Weinstock - 75%, Duff - 75%).
(3)	Unvested time-based restricted stock will be 100% vested upon Termination.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for cause, death or disability or the executive’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to the executive as a result of any such events.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2015 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2015. The following table also includes compensation paid by the Company to a former Named Executive Officer, as described in the accompanying footnotes.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(3) (f)		Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)
Clay C. Williams Chairman, President & Chief Executive Officer	2015 2014 2013	$ $ $	850,000 871,154 750,000	— — —	$ $ $	2,292,180 3,959,930 3,232,209	$ $ $	4,777,917 4,082,739 1,638,800	$ $ $	0 1,903,988 709,931	— — —	$ $ $	44,600 45,246 40,162	$ $ $	7,964,697 10,863,057 6,371,102

Jose A. Bayardo Senior VP & Chief Financial Officer(6)	2015 2014 2013		$225,000 — —	— — —		$3,123,750 — —		$0 — —		$0 — —	— — —		$9,000 — —		$3,357,750 — —

Joseph W. Rovig President – Rig Systems & Rig Aftermarket	2015 2014 2013	$ $	550,000 482,692 —	— — —	$ $	1,006,810 711,925 —	$ $	1,143,422 657,382 —	$ $	151,120 802,812 —	— — —	$ $	42,836 36,202 —	$ $	2,894,188 2,691,013 —

Craig L. Weinstock Senior VP, General Counsel & Secretary	2015 2014 2013	$ $	510,000 413,768 —	— — —	$ $	370,930 164,626 —	$ $	842,927 324,634 —	$ $	0 647,356 —	— — —	$ $	23,117 0 —	$ $	1,746,974 1,550,384 —

Scott K. Duff Vice President, Corporate Controller and Chief Accounting Officer(7)	2015 2014 2013	$ $	428,077 286,616 —	— — —	$ $	503,405 164,626 —	$ $	571,711 324,634 —	$ $	0 403,950 —	— — —	$ $	25,583 20,432 —	$ $	1,528,776 1,200,258 —

Jeremy D. Thigpen Former Senior VP & Chief Financial Officer(8)	2015 2014 2013	$ $ $	225,000 650,000 650,000	— — —	$ $ $	1,483,720 1,157,570 2,185,835	$ $ $	1,684,313 1,053,440 991,715	$ $ $	0 880,066 492,219	— — —	$ $ $	16,500 33,000 33,038	$ $ $	3,409,533 3,774,076 4,352,807

(1)	Reflects a discretionary bonus payout. For further information, see “Compensation Discussion and Analysis – Components of Compensation – Annual Incentive Award”.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2015 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2015 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.
(4)	The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2015 annual incentive plan. The Company’s 2015 operating profit performance was below the “target” operating profit objective set under the 2015 annual incentive plan. As a result, four of the named executive officers did not receive an incentive compensation bonus payout for 2015. However, there were individual businesses where the operating profit target entry point and other performance measures established for said businesses were met or exceeded, so certain groups within the business segments received bonus payouts. This included Rig Systems and Rig Aftermarket; therefore Mr. Rovig received an incentive compensation bonus payout of $122,323. Mr. Rovig also received a bonus payout of $28,797 under the 2015 NVA Incentive Compensation Plan Overlay (NVA Incentive Plan Overlay). Mr. Thigpen did not receive a bonus payout from the Company for 2015 because he was not employed by the Company at the end of December 31, 2015.
(5)	The amounts include:
(a)	The Company’s cash contributions for 2015 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Williams – $21,200.04; Mr. Bayardo – $0.00; Mr. Weinstock – $16,501.90; Mr. Duff – $19,875.12; Mr. Rovig – $17,601.27 and Mr. Thigpen – $16,500.00.
(b)	The Company’s cash contributions for 2015 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on of behalf Mr. Williams – $23,400.02; Mr. Bayardo – $9,000.00; Mr. Weinstock – $6,615.32; Mr. Duff – $5,707.74; Mr. Rovig – $25,235.20 and Mr. Thigpen – $0.00.
(6)

On August 28, 2015, Mr. Bayardo was named the Company’s Senior Vice President and Chief Financial Officer. Mr. Bayardo annual base salary was $650,000, prorated to his date of employment. Mr. Bayardo’s target percent for the 2015 National Oilwell Incentive Plan was 80% of base salary, while his target percent for the 2015 NVA Incentive Plan Overlay was 15% of base salary. In consideration of forfeited equity awards from his previous employment, Mr. Bayardo also received a replacement award in the form of a grant of 75,000 shares of restricted stock pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, which will vest 25% beginning on the first anniversary of the grant date, 25% on the second anniversary of grant date and 50% on the third anniversary of grant date.
(7)	On April 21, 2015, in connection with the resignation of Mr. Thigpen, the Company’s former Senior Vice President and Chief Financial Officer, Mr. Duff was selected to serve as the Company’s Interim Chief Financial Officer until a permanent Chief Financial Officer replacement could be named. Commencing on April 21, 2015, Mr. Duff received an additional payment of $12,500 per month as a retainer while he served as Interim Chief Financial Officer for the Company. The monthly retainer ceased in August 2015 when it was announced that Mr. Bayardo was named the Company’s new Senior Vice President and Chief Financial Officer.
(8)	On April 21, 2015, Mr. Thigpen resigned as the Company’s Senior Vice President and Chief Financial Officer in order to become Chief Executive Officer of Transocean Ltd. As a result of Mr. Thigpen’s resignation and subsequent termination of employment, all stock options, unvested shares of restricted stock and unvested performance awards were forfeited in accordance with the terms of the equity award agreements.

Grants of Plan Based Awards

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2015. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Clay C. Williams	2015	$112,000	$1,120,000	$2,240,000	41,417	82,833	165,666	0	310,053	$54.74	$7,070,097
Jose A. Bayardo	2015	$61,750	$617,500	$1,235,000	0	0	0	75,000	0	$0.00	$3,123,750
Joseph W. Rovig	2015	$52,250	$522,500	$1,045,000	9,500	19,000	38,000	0	74,200	$54.74	$2,150,232
Craig L. Weinstock	2015	$48,450	$484,500	$969,000	7,000	14,000	28,000	0	54,700	$54.74	$1,213,857
Scott K. Duff	2015	$32,400	$324,000	$648,000	4,750	9,500	19,000	0	37,100	$54.74	$1,075,116
Jeremy D. Thigpen(5)	2015	$65,000	$650,000	$1,300,000	14,000	28,000	56,000	0	109,300	$54.74	$3,168,033

(1)	Represents the range of possible payouts under our annual incentive compensation plan.

(2)	On February 25, 2015, the Compensation Committee approved the 2015 Performance Share Award Grant. The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(3)	On February 25, 2015, the Compensation Committee approved a grant of restricted stock awards to these executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(4)	Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value of the restricted stock awards are as follows: Mr. Williams – $2,292,180; Mr. Bayardo – $3,123,750; Mr. Rovig – $1,006,810; Mr. Weinstock – $370,930; Mr. Duff – $503,405 and Mr. Thigpen – $1,483,720. The grant date fair value of the option awards are as follows: Mr. Williams – $4,777,917; Mr. Bayardo – $0.0; Mr. Rovig – $1,143,422; Mr. Weinstock – $842,927; Mr. Duff – $571,711 and Mr. Thigpen – $1,684,313.
(5)	On April 21, 2015, Mr. Thigpen resigned as the Company’s Senior Vice President and Chief Financial Officer in order to become Chief Executive Officer of Transocean Ltd. As a result of Mr. Thigpen’s resignation and subsequent termination of employment, Mr. Thigpen did not receive a bonus payout from the Company’s 2015 annual incentive plan. Furthermore, any and all stock options, unvested shares of restricted stock and unvested performance awards were forfeited in accordance with the terms of the equity award agreements.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Clay C. Williams		310,053	(2)		$54.74	2/26/25
	57,654	115,312	(3)		$68.997	2/26/24
	49,165	24,584	(4)		$63.926	2/16/23
	58,656				$77.987	2/22/22
	51,245				$73.579	2/23/21
	66,895				$40.635	2/17/20
	43,382				$59.159	2/20/18
									22,775	(5)	$762,735
									26,214	(6)	$877,907
									54,502	(7)	$1,825,272
									82,833	(8)	$2,774,077
Jose A. Bayardo
									75,000	(9)	$2,511,750
Joseph W. Rovig		74,200	(2)		$54.74	2/26/25
	9,282	18,568	(3)		$68.997	2/26/24
	4,584	2,292	(4)		$63.926	2/16/23
	6,225				$77.987	2/22/22
	6,149				$73.579	2/23/21
									1,193	(10)	$39,954
									9,770	(7)	$327,197
									19,000	(8)	$636,310

Craig L. Weinstock		54,700	(2)	$54.74	2/26/25
	4,584	9169	(3)	$68.997	2/26/24
	9,168	4,585	(11)	$72.657	10/2/23
						2,386	(12)	$79,907
						2,386	(13)	$79,907
						14,000	(8)	$468,860
Scott K. Duff		37,100	(2)	$54.74	2/26/25
	4,584	9,169	(3)	$68.997	2/26/24
	4,584	4,584	(4)	$63.926	2/16/23
	12,450			$77.987	2/22/22
						2,386	(10)	$79,907
						2,386	(13)	$79,907
						9,500	(8)	$318,155
Jeremy D. Thigpen (14)		109,300	(2)	$54.74	2/26/25
	14,875	29,754	(3)	$68.997	2/26/24
	29,753	14,876	(4)	$63.926	2/16/23
	31,451			$77.987	2/22/22
	17,569			$73.579	2/23/21
	12,250			$40.635	2/17/20
						17,352	(5)	$581,118
						15,888	(6)	$532,089
						15,888	(7)	$532,089
						28,000	(8)	$937,720
(1)	Calculations based upon the closing price ($33.49) of the Company’s common stock on December 31, 2015, the last trading day of the year.
(2)	2015 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/25/2016, 2/25/2017 and 2/25/2018.
(3)	2014 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017.
(4)	2013 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/15/2014, 2/15/2015 and 2/15/2016.
(5)	2013 Special Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(6)	2013 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(7)	2014 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(8)	2015 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(9)	2015 Special Grant of Restricted Stock Awards to Mr. Bayardo upon his employment with the Company – The restricted stock awards granted by the Company to Mr. Bayardo will vest 25% beginning on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, provided that Mr. Bayardo remains continuously employed with the Company during such time period.
(10)	2013 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(11)	2013 Special Stock Option Grant to Mr. Weinstock upon his employment with the Company – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 10/1/2014, 10/1/2015 and 10/1/2016.
(12)	2013 Special Grant of Restricted Stock Awards to Mr. Weinstock upon his employment with the Company – The restricted stock awards granted by the Company to Mr. Weinstock vest 100% on the third anniversary of the date of grant, provided that Mr. Weinstock remains continuously employed with the Company during such time period.
(13)	2014 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(14)	As a result of Mr. Thigpen’s resignation and subsequent termination of employment on April 21, 2015, all stock options, unvested shares of restricted stock and unvested performance awards were forfeited in accordance with the terms of the equity award agreements.

The following table provides information on the amounts received by the Named Executive Officers during 2015 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Clay C. Williams	0	$0	11,804	$973,843
Jose A. Bayardo	0	$0	0	$0
Joseph W. Rovig	0	$0	787	$59,045
Craig L. Weinstock	0	$0	0	$0
Scott K. Duff	0	$0	1,575	$118,145
Jeremy D. Thigpen	0	$0	6,358	$524,539

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2015. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Clay C. Williams	$0	$23,400	$14,589	—	$1,190,427
Jose A. Bayardo	$9,000	$9,000	$4	—	$16,001
Joseph W. Rovig	$102,808	$25,235	($34,290)	—	$1,248,547
Craig L. Weinstock	$0	$6,615	$0	—	$6,615
Scott K. Duff	$0	$5,708	($3,087)	—	$323,455
Jeremy D. Thigpen	$0	$0	$31	$82,809	$0

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2015.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)	(h)
Greg L. Armstrong	$130,000	$175,043	—	—	—	—	$305,043
Robert E. Beauchamp	$107,500	$175,043	—	—	—	—	$282,543
Marcela E. Donadio	$107,500	$175,043	—	—	—	—	$282,543
Ben A. Guill	$93,000	$175,043	—	—	—	—	$268,043
James T. Hackett	$0	$0	—	—	—	—	$0
David D. Harrison	$127,500	$175,043	—	—	—	—	$302,543
Roger L. Jarvis	$92,000	$175,043	—	—	—	—	$267,043
Eric L. Mattson	$106,000	$175,043	—	—	—	—	$281,043
Jeffery A. Smisek	$105,500	$175,043	—	—	—	—	$280,543
William R. Thomas	$0	$0	—	—	—	—	$0

(1)	The aggregate number of outstanding shares of restricted stock as of December 31, 2015 for each director are as follows: Mr. Armstrong – 4,236; Mr. Beauchamp – 0*; Ms. Donadio – 3,374; Mr. Guill – 4,236; Mr. Hackett – 0; Mr. Harrison – 4,236; Mr. Jarvis – 4,236; Mr. Mattson – 4,236; Mr. Smisek – 0* and Mr. Thomas – 0.
(2)	The aggregate number of outstanding stock options as of December 31, 2015 for each director are as follows: Mr. Armstrong – 43,063; Mr. Beauchamp – 43,063*; Ms. Donadio – 0; Mr. Guill – 0; Mr. Hackett – 0; Mr. Harrison – 25,711; Mr. Jarvis – 43,063; Mr. Mattson – 43,063; Mr. Smisek – 37,280* and Mr. Thomas – 0.
*	In connection with the resignations of Mr. Smisek and Mr. Beauchamp in 2015, all shares of restricted stock that were not vested at the time of each director’s termination were cancelled and forfeited, however the former directors may retain all stock options until they expire, in accordance with the terms of their equity award agreements.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$75,000
Lead Director Retainer	$25,000
Annual Committee Chair Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Attendance Fee for each Board/Committee Meeting	$1,500

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

The Board approved the grant of 3,374 shares of restricted stock awards on May 13, 2015 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The restricted stock award shares vest 100% on the first anniversary of the date of the grant.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis - Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2015, except that Mr. Rovig and Mr.  Duff failed to timely file one report each covering these transactions.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If you wish to submit proposals to be included in our 2017 Proxy Statement, we must receive them on or before December 12, 2016. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than January 18, 2017 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2015 Annual Report on Form 10-K filed on February 19, 2016 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and

Secretary

Houston, Texas

April 11, 2016

APPENDIX I

NATIONAL OILWELL VARCO, INC.

LONG-TERM INCENTIVE PLAN

(as amended and restated as of ~~May 22, 2013~~May 18, 2016)

SECTION 1. Purpose of the Plan.

The National Oilwell Varco, Inc. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of National Oilwell Varco, Inc., a Delaware corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Share, Stock Payment, or SAR.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

Notwithstanding the foregoing provisions, to the extent that any payment or acceleration hereunder is subject to Code Section 409A as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury regulation section 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan), the Board or subcommittee, as applicable.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division, operating unit or product line: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual, infrequently occurring, or nonrecurring events affecting the Company or its financial statements, or (ii) changes in applicable laws, regulations or accounting principles. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares, cash equal to the Fair Market Value of such Shares or any combination thereof, in the Committee’s discretion, which is granted pursuant to Section 6(d) of the Plan.

“Qualifying Event” shall mean a Change of Control of the Company or an Affiliate, or, with respect to de minimus amounts, as determined in good faith by the Committee, such unusual circumstance as the Committee may determine from time to time in its sole discretion.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture, is subject to restrictions or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Stock Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 6(f) of the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, except with respect to the grant of an ISO the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

SECTION 3. Administration.

(a)        The Committee.  The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). Notwithstanding the foregoing, Awards made to Directors shall be administered by the Board. The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), the Board, or the subcommittee (as defined in paragraph (c) of this Section 3), as applicable.

(b)        Committee Powers.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person. ~~However, the Committee’s authority to waive or accelerate the Restricted Period with respect to an Award shall be limited to a Qualifying Event.~~

(c)        Delegation to a Subcommittee.   The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more members of the Board or officers of the Company (the “subcommittee”), the authority to administer the Plan as to Awards to Employees and Consultants who are not subject to Section 16(b) of the Exchange Act.   The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

(d)        Modification of Awards.  Subject to the limitation set forth at the end of Section 3(b) above, at any time after grant of an Award, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects:

(1)        accelerate the period during which the Award vests or becomes exercisable or payable; and

(2)        accelerate the time when applicable restrictions or risk of forfeiture or repurchase lapses; and

(3)        extend the period during which the Award may be exercised or paid; and

(4)        extend the term of any Award (other than the maximum 10 year term);

provided, that such action may be taken only in compliance with the requirements of Section 162(m) of the Code with respect to an Award that is intended to be performance-based compensation under Section 162(m) of the Code.

SECTION 4. Shares Available for Awards.

(a)        Shares Available.

(1)         Subject to adjustment as provided below, the number of Shares that may be issued with respect to Awards granted under the Plan shall be ~~39,500,000. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the actual delivery of Shares or is settled in cash, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination, cancellation or cash settlement, shall again be Shares that may be issued with respect to Awards granted under the Plan. Shares tendered or withheld by the Company to satisfy tax withholding, exercise price or other payment obligations shall be available for issuance under future Awards, subject to the overall limitation provided in the first sentence above. Notwithstanding the~~

~~foregoing, no more than 5% of the Shares that may be issued under the Plan may be issued pursuant to Stock Payments~~69,400,000, comprising 39,500,000 shares that were previously approved for issuance by shareholders of the Company on May 22, 2013 (and, of which, 1,054,375 shares were available for grant as of April 1, 2016), and 29,900,000 new shares approved for issuance to Participants under the Plan on May 18, 2016.

(2)         In connection with the granting of an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Option or SAR is granted or denominated.  Effective for grants made after May 18, 2016, in connection with the granting of an Award that is not an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by a number of Shares equal to the product of (i) the number of Shares in respect of which the Award is granted and (ii) 3. However, Awards that by their terms do not permit settlement in Shares shall not reduce the number of Shares available for issuance under this Plan.

(3)         Any Shares that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan, including any Shares not delivered to a Participant upon exercise of an Option pursuant to a “net exercise” as permitted by Section 6(a)(2) below, shall be added back to the number of Shares available for issuance under this Plan.  Any calculation of the number of Shares which become available for issuance under this Plan based on this Section 4(a)(3) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above (for example, forfeiture of one Share of Restricted Stock which was issued on or after May 18, 2016, shall result in the addition of 3 Shares to the available number of shares).

(4)         Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of Shares, the number of Shares available for issuance under this Plan shall be increased by the number of Shares allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof).   Any calculation of the number of Shares which become available for issuance under this Plan based on the forgoing sentences of this Section 4(a)(4) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above (for example, forfeiture of one Share of Restricted Stock that was issued on or after May 18, 2016, shall result in the addition of 3 Shares to the available number of shares).

(5)         Shares delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that an exemption from the stockholder approval requirements for equity compensation plans applies under the rules or listing standards of the principal national securities exchange on which the Shares are listed.

(b)        Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c)        Adjustments.   In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options.  Further, in the event that the Committee determines that any distribution (whether in the form of cash (other than a regular cash dividend), Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)        Individual Participant Limits.  Subject to adjustment pursuant to ~~the~~ Section 4(c) above ~~paragraph (c), “Adjustments,”~~ , the maximum aggregate number of Shares that may be subject to Share-denominated Awards granted under the Plan to any individual during any calendar year shall not exceed ~~1,000,000; provided, however, that commencing January 1, 2005, to the extent the 1,000,000 Share limit is not awarded to any Participant with respect to any calendar year, the amount not so awarded but permitted for such Participant shall be available for award to such Participant during any subsequent calendar year.   As a result, the maximum number of Shares pursuant to which Awards may be granted during any calendar year hereunder to any Participant may be greater than the 2,000,000 Share limit specified above only to the extent that such Shares were not awarded to such Participant during any preceding calendar year. The method of counting such Shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code or the rules and regulations promulgated thereunder~~2,000,000.   The maximum amount of dollar-denominated Awards that may be granted to any individual during any calendar year shall not exceed ~~$2,000,000~~$4,000,000.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. Awards.

(a)        Options.   Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. The Committee shall determine the term during which a Participant may exercise an Option, but in no event may a Participant exercise an Option, in whole or in part, more than 10 years from the date of grant.  No dividends or dividend equivalents shall be paid on or with respect to Options.

(1)        Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2)        Time and Method of Exercise.    The Committee shall determine and provide in the Award Agreement or by action subsequent to the grant the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months (unless such holding requirement is waived by the Committee), Shares issuable upon Option exercise, a “cashless-broker” exercise (through procedures approved by the Committee), other securities or other property, a note, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price and tax withholding obligation with respect thereto may be made or deemed to have been made.   In addition, at the election of the Committee, any Option may be exercised by the Participant pursuant to a “net exercise” method.  For purposes of this Plan, a “net exercise” means the delivery of a properly executed notice which directs the Company to pay the Exercise Price and/or any minimum required tax withholding with respect to an Option by withholding from the delivery of the Shares as to which such Option is exercised a number of Shares having a Fair Market Value equal to the applicable Exercise Price and/or the amount of any minimum required tax withholding. If a Participant elects to use a “net exercise” method, the Company shall cancel the withheld Shares, which shall no longer be available for exercise under the terms of the Option, and deliver the remaining Shares to the Participant.  Any Shares retained and cancelled by the Company pursuant to a “net exercise” shall no longer be outstanding under the terms of the Option and shall again be available for issuance under the Plan’s terms to the extent provided by Section 4(a)(3) above.    Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.   The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest and be exercised.   No portion of an Option which is unexercisable at termination of the Participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action following the grant of the Option.

(3)        Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as a Non-Qualified Stock Option.   The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.  No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(4)        Substitution of Stock Appreciation Rights.  Subject to the limitations set forth in Section 7(1), the Committee, in its sole discretion, shall have to right to substitute a SAR for an Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 6(e) hereof; provided that such SAR shall be exercisable for the same number of shares of Stock as such substituted Option would have been exercisable for.

(b)        Restricted Stock.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the Performance Criteria or other specified criteria, including the passage of time, if any, under which the Restricted Stock may vest or be forfeited to the Company, and the other terms and conditions of such Awards. However, except as provided in Section 6(b)(3) with respect to waivers, (i) the minimum Restricted Period for a Restricted Stock Award the vesting of which is based on the achievement of Performance Criteria shall not be less than one year and (ii) the minimum Restricted Period for a Restricted Stock Award the vesting of which is based solely on the passage of time shall not be less than three years.

(1)        Dividends.  Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

(2)        Registration.  Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.   In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(3)        Forfeiture and Restrictions Lapse.  Except as otherwise determined by the Committee or the terms of the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company.  The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code.  Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(4)        Restrictions.   Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock).   These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.   During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c)        Performance Awards.  The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash or share amount at the time of grant and confer on the Participant the right to receive all or part of such Award upon the achievement of such performance goals (based on the Performance Criteria or any other specified criteria) during such performance periods as the Committee shall establish with respect to the Award.  However, except as provided in Section 6(c)(3) with respect to waivers, the minimum performance period shall not be less than one year.  The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(1)        Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the Performance Criteria or other criteria upon which the performance goals are to be based, the length of any performance period and the amount of any Performance Award.

(2)        Payment of Performance Awards.  Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(3)        Forfeiture and Restrictions Lapse.  Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Performance Award, upon a Participant’s termination of employment or service, as applicable (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Performance Awards shall be forfeited by the Participant and reacquired by the Company.  The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Performance Award; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Performance Awards promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(d)        Phantom Shares.   The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(1)        Terms and Conditions.   Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including those linked to the Performance Criteria or other specified criteria, including the passage of time, if any, as the Committee may specify at the date of grant.  During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(2)        Dividend Equivalents.  Any Phantom Share award may provide, in the discretion of the Committee, that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or Phantom Shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(3)        Forfeiture and Restrictions Lapse.  Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant. The Committee may, upon or in connection with a Qualifying Event, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Phantom Shares; provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only in compliance with the requirements of Section 162(m) of the Code.

(4)        Payment of Phantom Shares. Phantom Shares may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(e)        SARs.   Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.  A SAR may be granted (~~a~~i) in connection and simultaneously with the grant of an Option, (~~b~~ii) with respect to a previously granted Option, or (~~c~~iii) independent of an Option.   The Committee shall determine the term during which a Participant may exercise an SAR, but in no event may a Participant exercise an SAR, in whole or in part, more than 10 years from the date of grant. No dividends or dividend equivalents shall be paid on or with respect to SARs.

(1)        Exercise Price.   The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2)        Time of Exercise.   The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(3)        Method of Payment.   The Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination of the two.

(f)        Stock Payments.  Stock Payments may be awarded in such amount and may be based upon such Performance Criteria or other specific criteria, if any, determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

(g)        Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or a Subsidiary of another entity or the assets of another entity.  Such substitute awards may have exercise prices less than the Fair Market Value of a Share on the date of such substitution.

(h)        General.

(1)        Awards May Be Granted Separately or Together.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary.   Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(2)        Limits on Transfer of Awards.

(A)        Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B)        Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C)        To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred for no consideration to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(3)        Terms of Awards.   The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(4)        Share Certificate.   All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(5)        Consideration for Grants.     Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(6)        Delivery of Shares or other Securities and Payment by Participant of Consideration.  No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.  Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(7)        Dividends on Performance Based Awards.   Notwithstanding anything herein to the contrary, distributions on the shares of Common Stock underlying Performance Awards or Awards with Performance Criteria, including dividends and dividend equivalents, shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to the Award Participant or forfeited, as the case may be.

(i)        Performance Based Compensation.   The Committee shall determine which Awards are intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.  The Committee shall establish performance goals applicable to those Awards based upon the attainment of such target levels of one or more of the Performance Criteria, over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. The Performance Criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events which may include, but shall not be limited to, acquisitions, divestitures and significant litigation or settlements.  In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. Performance Criteria may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, unit or product line thereof.  A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. To the extent necessary to comply with the qualified performance-based compensation requirements of Section 162(m)(4)(C) of the Code, following the completion of each specified performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such performance period.  In determining the amount earned by a Participant, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.   Notwithstanding any other provision of the Plan, any Award which is intended to constitute qualified performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1)        Amendments to the Plan.  The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would (i) increase the total number of Shares that may be issued under the Plan, except as provided in Section 4(c) of the Plan, or (ii) other than pursuant to an equitable adjustment contemplated by Section 4(c) hereof or a Change of Control, permit the exercise price of any outstanding Option or SAR to be reduced, cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or cancel or replace an “underwater” Option or SAR in exchange for cash or a new Award.

(2)        Amendments to Awards.  Subject to Paragraph (1) above and Section 3(b), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant’s death, disability or change of control of the Company, shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

SECTION 8. General Provisions.

(a)        No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b)        Tax Withholding.   The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes.   In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c)        No Right to Employment or Retention.   The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board.  Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, with or without cause, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant.  If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d)        Unusual Transactions or Events.  In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(1)        To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(3)        To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4)        To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5)        To provide that the Award cannot vest, be exercised or become payable after such event.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4(c) and this Section 8(d) to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any such adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any such adjustments to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

(e)        Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f)         Severability.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)        Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(h)        No Trust or Fund Created.   Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(i)         No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j)         Headings.  Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 9. Effective Date of Plan.

The Plan, as amended and restated, shall become effective as of the date it is approved by the stockholders of the Company.  ~~No Awards may be made prior to the effective date of the Plan.~~If the amendment and restatement of the Plan is not approved at the annual meeting on May 18, 2016, the terms of the current plan document shall continue to apply as if such amendment and restatement had not occurred.

SECTION 10.            Forfeiture in Certain Circumstances (“Clawback”).

~~The~~All Awards granted under the Plan will be subject to recoupment in accordance with any Clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Committee may, at its sole discretion, terminate any Award if it determines that the recipient of the Award has engaged in material misconduct.   For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements.  The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements.   If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award.   In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

SECTION 11.            Prohibition on Deferred Compensation.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise and so provides in the terms of an Award Agreement, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A.  Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

SECTION 12.            Term of the Plan.

No Award shall be granted under the Plan after February 20, 2023~~, which is the 10th anniversary of the date the amendment and restatement of this Plan was adopted by the Board~~. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Clay C. Williams	☐	☐	☐

1B	Greg L. Armstrong	☐	☐	☐

1C	Marcela E. Donadio	☐	☐	☐

1D	Ben A. Guill	☐	☐	☐

1E	James T. Hackett	☐	☐	☐

1F	David D. Harrison	☐	☐	☐

1G	Roger L. Jarvis	☐	☐	☐

1H	Eric L. Mattson	☐	☐	☐

1I	William R. Thomas	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.:		For	Against	Abstain

2.	Ratification of Independent Auditors:	☐	☐	☐

		For	Against	Abstain

3.	Approve, by non-binding vote, the compensation of our named executive officers:	☐	☐	☐

4.	Approve amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan:	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000282743_1    R1.0.1.25

02    0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS & 10k is available at www.proxyvote.com

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

NATIONAL OILWELL VARCO, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 2016

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Wednesday, May 18, 2016, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 11, 2016 proxy statement.

This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the proposal to approve the amendments to the National Oilwell Varco, Inc. Long-Term Incentive Plan (Proposal 4).

The undersigned acknowledges receipt of the April 11, 2016 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side

0000282743_2     R1.0.1.25